Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD-QUARTER 2009 RESULTS

PERRYSBURG, Ohio (October 28, 2009) — Owens-Illinois, Inc. (NYSE: OI), today reported financial results for the third quarter ended September 30, 2009.

Third-quarter highlights:

•        Reported net earnings were $0.74 per share (diluted)

•        Adjusted net earnings (non-GAAP) were $0.95 per share, the first year-over-year improvement in quarterly earnings since the recession began to impact O-I’s business in third quarter 2008

•        O-I’s global glass shipments were down 7 percent, but down 5 percent excluding South America where volumes continued to lag the other regions primarily due to the impact of the refillable bottle market

•        Benefits from the strategic footprint initiative, productivity programs and cost deflation more than offset unabsorbed fixed costs from continued temporary production curtailments to reduce inventories

•        Generated strong free cash flow to fund ongoing investment in organic growth initiatives

Third-quarter net sales were $1.9 billion in 2009, down from $2.0 billion in the prior year. Improved price and mix were more than offset by lower shipments and unfavorable foreign currency translation effects.

Earnings from continuing operations in the third quarter of 2009 were $126.7 million, or $0.74 per share (diluted), compared with $78.6 million, or $0.46 per share (diluted), in the prior year. Exclusive of the items not representative of ongoing operations, third-quarter 2009 adjusted net earnings were $162.7 million, or $0.95 per share (diluted), up from adjusted net earnings of $153.7 million, or $0.90 per share (diluted), in the prior year third quarter. A description of items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in charts on the Company’s Web site, www.o-i.com.

Commenting on the Company’s third-quarter performance, Chairman and Chief Executive Officer Al Stroucken said, “I am pleased with our third-quarter results amid challenging economic conditions, underscoring our ability to adapt to a rapidly changing marketplace. We posted improved year-over-year earnings for the first time since the recession began to impact our business in the third quarter of last year. Furthermore, we generated significant free cash flow, which improved our already strong financial position. Glass shipments in most regions were down modestly from the prior year and now more closely reflect consumer consumption patterns.”

Operational highlights: Performing well in a challenging market

O-I reported third-quarter 2009 segment operating profit of $316.6 million, up from $287.6 million in the prior year and $291.9 million in the second quarter. Glass container shipments, in tonnes, declined 7 percent from third quarter 2008. Excluding South America, shipments were down 5 percent. Lower volumes in that region largely reflect the temporary trend of extending the useful life of refillable bottles, which happens in times of economic contraction. However, shipment trends in South America improved during the quarter. Total Company shipments were essentially flat on a sequential basis, as gradually improving market demand offset the typical seasonal shipment decline between the second and third quarters. Unabsorbed fixed costs, primarily due to temporary production curtailments, were $61 million higher than the third quarter of last year. The Company’s proactive asset management efforts reduced inventory at the end of the third quarter, as measured in tonnes, by more than 9 percent on a year-over-year basis. Net sales benefited by more than 4 percent from the prior year due to improved price and mix. Higher operating profits reflected this price improvement, reduced warehouse, delivery and production costs, and net deflation driven by lower energy costs.

The Company continued to implement its strategic footprint alignment initiative, focused on optimizing global assets. O-I has permanently ceased production or closed a total of 18 furnaces since the program’s inception in 2007, including three furnaces during the third quarter. As a result of these efforts, the Company reduced fixed costs by $34 million in the third quarter and $104 million year-to-date, compared to the prior year periods. Further, O-I is extending the strategic footprint initiative to its South American region to serve customers in a more cost-effective manner. During the third quarter, O-I recorded a restructuring charge of $57.5 million ($36.0 million after tax amount attributable to O-I), principally for these actions in South America.

Financial highlights: Significant free cash flow generation supports strong financial position

Total debt was $3.722 billion at September 30, 2009, up slightly from debt of $3.642 billion at June 30, 2009, primarily due to foreign currency translation. The Company generated $326.6 million of free cash flow during the third quarter. As a result, cash and cash equivalents increased $339.9 million during the quarter. Foreign currency exchange losses, related to the transfer of cash to avoid increased exposure to the Venezuelan bolivar, reduced O-I’s net earnings by $10 million. In addition to substantial cash-on-hand at the end of the third quarter, O-I had approximately $760 million available under its global revolving credit facility, which does not mature until June 2012.

Asbestos-related cash payments during the third quarter of 2009 were $38.2 million, up slightly from $36.7 million during the third quarter of 2008. The deferred amount payable for previously settled claims was approximately $33.2 million at the end of the third quarter, up slightly from the second quarter. New lawsuits and claims filed during the first nine months of 2009 were approximately 23 percent lower than the same period last year. The number of pending asbestos-related lawsuits and claims was approximately 7,000 as of September 30, 2009, compared with approximately 11,000 at year end 2008.

Business outlook

Commenting on the Company’s outlook for the fourth quarter 2009, Stroucken said, “Typical seasonal volume trends and temporary production curtailments to reduce inventories will likely lead to lower earnings compared with the third quarter. Although we expect modestly lower shipments, our segment operating profit should exceed the prior year fourth quarter. However, on a year-over-year basis, net earnings will be negatively impacted by several non-operating items, such as higher corporate costs, taxes and net interest expense. Overall, we remain well-positioned for growth and expect our profitability to increase as market conditions recover.”

Note 1:

The table below represents items that management considers not representative of ongoing operations.

	Three months ended September 30
	2009		2008
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS

Earnings Attributable to the Company	$126.7	$0.74	$78.6	$0.46
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	36.0	0.21	79.7	0.47
Net benefit related to tax legislation and restructuring in Europe			(4.6)	(0.03)

Adjusted Net Earnings	$162.7	$0.95	$153.7	$0.90

	Nine months ended September 30
	2009		2008
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS

Earnings from Continuing Operations Attributable to the Company	$321.1	$1.89	$480.1	$2.81
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	88.9	0.52	93.6	0.56
Charges for note repurchase premiums and write-off of finance fees	5.2	0.03
Net benefit related to tax legislation and restructuring in Europe			(4.6)	(0.03)

Adjusted Net Earnings	$415.2	$2.44	$569.1	$3.34

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and South America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 23,000 people with 79 manufacturing facilities in 21 countries. In 2008, net sales were $7.9 billion. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The company routinely posts all important information on its Web site — www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for October 29, 2009

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, October 29, 2009, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Events and Presentations.”

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on October 29. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com, for 90 days following the call.

Contacts:	O-I, Sasha Sekpeh, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com or at www.prnewswire.com.

O-I’s fourth-quarter earnings conference call is currently scheduled for Thursday, January 28, 2010, at 8:30 a.m., Eastern Time.

# # #

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net sales	$1,874.6	$2,008.6	$5,200.6	$6,179.7
Manufacturing, shipping, and delivery expense	(1,425.9)	(1,601.3)	(4,047.7)	(4,790.4)

Gross profit	448.7	407.3	1,152.9	1,389.3

Selling and administrative expense	(128.2)	(120.8)	(369.1)	(379.4)
Research, development, and engineering expense	(14.3)	(17.1)	(42.3)	(51.0)
Interest expense (b)	(58.6)	(66.3)	(164.6)	(199.8)
Interest income	6.1	10.4	21.1	29.1
Equity earnings	11.9	12.9	39.6	36.7
Royalties and net technical assistance	3.4	5.0	9.7	14.8
Other income	2.4	1.9	4.9	5.1
Other expense (c)	(78.6)	(94.5)	(157.4)	(130.3)

Earnings from continuing operations before income taxes	192.8	138.8	494.8	714.5

Provision for income taxes (d)	(63.8)	(42.2)	(144.5)	(183.0)

Earnings from continuing operations	129.0	96.6	350.3	531.5
Gain on sale of discontinued operations				7.9
Net earnings	129.0	96.6	350.3	539.4
Net earnings attributable to noncontrolling interests	(2.3)	(18.0)	(29.2)	(51.4)
Net earnings attributable to the Company	$126.7	$78.6	$321.1	$488.0

Amounts attributable to the Company:
Earnings from continuing operations	$126.7	$78.6	$321.1	$480.1
Gain on sale of discontinued operations		—		7.9
Net earnings	$126.7	$78.6	$321.1	$488.0

Basic earnings per share (e):
Earnings from continuing operations	$0.75	$0.47	$1.91	$2.89
Gain on sale of discontinued operations				0.05
Net earnings	$0.75	$0.47	$1.91	$2.94

Weighted average shares outstanding (000s)	167,877	165,462	167,577	162,390

Diluted earnings per share (e):
Earnings from continuing operations	$0.74	$0.46	$1.89	$2.81
Gain on sale of discontinued operations				0.05
Net earnings	$0.74	$0.46	$1.89	$2.86

Diluted average shares (000s)	171,543	170,058	170,160	170,483

(a)

The Company adopted the provisions of a new accounting standard on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries. The presentation requirements of the new standard were also required to be applied retrospectively to 2008.

(b)

Amount for the nine months ended September 30, 2009, includes charges of $5.2 million (pretax and after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a reduction in earnings per share of $0.03.

(c)

Amount for the three months ended September 30, 2009, includes charges of $57.5 million ($36.0 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.21.

Amount for the nine months ended September 30, 2009, includes charges of $113.1 million ($88.9 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.52.

Amount for the three months ended September 30, 2008 includes charges of $90.6 million ($79.7 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.47.

Amount for the nine months ended September 30, 2008 includes charges of $111.7 million ($93.6 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.56.

(d)

Amounts for the three and nine months ended September 30, 2008 include a net benefit of $6.2 million ($4.6 million after tax amount attributable to the Company) related to tax legislation and restructuring in Europe. The effect of this benefit is an increase in earnings per share of $0.03.

(e)

The Company adopted the provisions of a new accounting standard on January 1, 2009, which required the Company to allocate earnings to unvested restricted shares outstanding during the period and was also required to be retrospectively applied to 2008. Basic earnings per share for the nine months ended September 30, 2008 were reduced by $0.03 per share. There was no impact on basic earnings per share for the three and nine months ended September 30, 2009 or the three months ended September 30, 2008. There was no impact on diluted earnings per share in any period presented.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$1,017.1	$379.5	$410.5
Short-term investments, at cost which approximates market	0.9	25.0	34.0
Receivables, less allowances for losses and discounts	1,146.6	988.8	1,194.1
Inventories	1,035.4	999.5	1,141.2
Prepaid expenses	45.5	51.9	57.3

Total current assets	3,245.5	2,444.7	2,837.1

Investments and other assets:
Equity investments	124.0	101.7	94.5
Repair parts inventories	144.2	132.5	136.3
Prepaid pension			624.9
Deposits, receivables, and other assets	513.9	444.5	462.4
Goodwill	2,382.3	2,207.5	2,333.3

Total other assets	3,164.4	2,886.2	3,651.4

Property, plant, and equipment, at cost	6,559.2	5,983.1	6,345.9
Less accumulated depreciation	3,849.3	3,337.5	3,597.0

Net property, plant, and equipment	2,709.9	2,645.6	2,748.9

Total assets	$9,119.8	$7,976.5	$9,237.4

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$377.6	$393.8	$496.4
Current portion of asbestos-related liabilities	175.0	175.0	210.0
Accounts payable	816.1	838.2	901.5
Other liabilities	730.8	596.3	773.3

Total current liabilities	2,099.5	2,003.3	2,381.2

Long-term debt	3,343.9	2,940.3	2,961.1
Deferred taxes	160.1	77.6	72.1
Pension benefits	706.9	741.8	273.1
Nonpension postretirement benefits	242.5	239.7	273.5
Other liabilities	368.9	360.1	361.4
Asbestos-related liabilities	197.9	320.3	105.2
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	1.8	1.8	1.8
Capital in excess of par value	2,935.2	2,913.3	2,905.0
Treasury stock, at cost	(218.0)	(221.5)	(222.8)
Retained earnings (deficit)	288.7	(32.4)	197.3
Accumulated other comprehensive income (loss)	(1,250.5)	(1,620.6)	(320.6)

Total share owners’ equity of the Company	1,757.2	1,040.6	2,560.7
Noncontrolling interests	242.9	252.8	249.1
Total share owners’ equity	2,000.1	1,293.4	2,809.8

Total liabilities and share owners’ equity	$9,119.8	$7,976.5	$9,237.4

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net earnings	$129.0	$96.6	$350.3	$539.4
Net earnings attributable to noncontrolling interests	(2.3)	(18.0)	(29.2)	(51.4)
Gain on sale of discontinued operations		—		(7.9)
Non-cash charges:
Depreciation	92.1	110.1	274.3	339.3
Amortization of intangibles and other deferred items	8.7	7.2	18.0	21.5
Amortization of finance fees and debt discount	3.3	2.0	7.3	6.0
Restructuring and asset impairment	57.5	90.6	113.1	111.7
Other	28.4	12.0	96.0	64.1
Asbestos-related payments	(38.2)	(36.7)	(122.4)	(140.3)
Cash paid for restructuring activities	(9.5)	(11.4)	(42.7)	(28.0)
Change in non-current operating assets	2.0	2.3	13.1	4.5
Change in non-current liabilities	(29.1)	(16.9)	(96.8)	(73.8)
Change in components of working capital	154.3	70.9	(1.6)	(204.2)

Cash provided by operating activities	396.2	308.7	579.4	580.9
Cash flows from investing activities:
Additions to property, plant, and equipment	(69.6)	(109.5)	(193.7)	(238.5)
Repayment from (advance to) equity affiliate		5.2	1.6	(8.1)
Acquisitions, net of cash acquired	(5.4)		(5.4)
Net cash proceeds (payments) related to divestitures and asset sales	0.2	0.6	4.4	(16.0)
Cash utilized in investing activities	(74.8)	(103.7)	(193.1)	(262.6)
Cash flows from financing activities:
Additions to long-term debt	2.2		1,072.6	636.8
Repayments of long-term debt	(4.2)	(152.0)	(750.0)	(906.4)
Increase (decrease) in short-term loans	10.4	22.8	(55.1)	66.0
Net (payments) receipts for hedging activity	(11.2)	(0.3)	17.9	(47.1)
Payment of finance fees	(2.1)		(13.9)
Convertible preferred stock dividends				(5.4)
Dividends paid to noncontrolling interests (a)	(2.9)	(4.5)	(58.3)	(46.1)
Issuance of common stock and other	1.8	0.6	6.1	14.5
Cash provided by (utilized in) financing activities	(6.0)	(133.4)	219.3	(287.7)
Effect of exchange rate fluctuations on cash	24.5	(27.1)	32.0	(7.8)
Increase (decrease) in cash	339.9	44.5	637.6	22.8
Cash at beginning of period	677.2	366.0	379.5	387.7
Cash at end of period	$1,017.1	$410.5	$1,017.1	$410.5

(a)

The Company adopted the provisions of a new accounting standard on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries.  The presentation requirements of the new standard were also required to be applied retrospectively to 2008.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net sales:

Europe	$785.9	$869.7	$2,192.7	$2,804.3
North America	538.5	580.6	1,593.2	1,717.8
South America	290.5	299.1	754.4	847.4
Asia Pacific	252.1	248.7	626.9	741.0

Reportable segment totals	1,867.0	1,998.1	5,167.2	6,110.5

Other	7.6	10.5	33.4	69.2

Net sales	$1,874.6	$2,008.6	$5,200.6	$6,179.7

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Segment Operating Profit (a):

Europe	$128.4	$114.8	$293.0	$458.2
North America	82.9	41.7	248.7	165.2
South America	63.6	92.4	180.6	251.5
Asia Pacific	41.7	38.7	78.1	124.9

Reportable segment totals (b)	316.6	287.6	800.4	999.8

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(13.8)	(2.3)	(49.0)	(2.9)
Restructuring and asset impairment	(57.5)	(90.6)	(113.1)	(111.7)

Interest income	6.1	10.4	21.1	29.1
Interest expense	(58.6)	(66.3)	(164.6)	(199.8)
Earnings from continuing operations before income taxes	$192.8	$138.8	$494.8	$714.5

The following notes relate to Segment Operating Profit:

(a)

Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, and provision for income taxes. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.

(b)	Segment Operating Profit for the three months ended September 30, 2009, excludes charges of $57.5 million for restructuring and asset impairment.

Segment Operating Profit for the nine months ended September 30, 2009, excludes charges of $113.1 million for restructuring and asset impairment.

Segment Operating Profit for the three months ended September 30, 2008, excludes charges of $90.6 million for restructuring and asset impairment.

Segment Operating Profit for the nine months ended September 30, 2008, excludes charges of $111.7 million for restructuring and asset impairment.